Exhibit 3.54

STATE OF DELAWARE

LIMITED LIABILITY COMPANY CERTIFICATE OF FORMATION

First: The name of the limited liability company is
RO One Solution, LLC

Second: The address of its registered office in the State of Delaware is

2711 Centerville Road, Suite 400 in the City of Wilmington Zip code 19808. The name of its Registered agent at such address is Corporation Service Company.

 Third:

(Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate Formation this 9th day of June 2015.